UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – February 23, 2009

ENERGY FUTURE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

Impairment of Goodwill and Other Intangible Assets

Energy Future Holdings Corp. (“EFH Corp.”) expects that its fourth quarter 2008 results will include a non-cash goodwill impairment charge of approximately $8.9 billion of the approximately $23 billion of goodwill arising from purchase accounting for EFH Corp.’s merger transaction in October 2007. The charge is not deductible for income tax purposes. This amount of goodwill charge is EFH Corp.’s best estimate of impairment pending finalization of the measurement of fair value of the underlying assets and liabilities, which EFH Corp. expects to reflect in its December 31, 2008 financial statements expected to be filed on March 3, 2009. EFH Corp. expects that the estimated goodwill charge will consist of impairments of approximately $8 billion related to its Competitive Electric segment and approximately $900 million related to its Regulated Delivery segment. The Competitive Electric segment consists primarily of Texas Competitive Electric Holding Company LLC (“TCEH”), EFH Corp.’s indirect, wholly-owned subsidiary that serves as a holding company for competitive businesses that are engaged in electricity generation, development and construction of new generation facilities, wholesale energy market activities and retail energy electricity sales in Texas. The Regulated Delivery segment consists primarily of Oncor Electric Delivery Company LLC, EFH Corp.’s indirect subsidiary engaged in regulated electricity transmission and distribution operations in Texas.

EFH Corp. also expects that its fourth quarter 2008 results will include a non-cash impairment charge of approximately $500 million ($320 million after tax) related to TCEH’s trade name intangible asset.

The goodwill and the trade name intangible asset impairments resulted from an assessment of the carrying value of these assets triggered by the recent declines in market values of debt and equity securities of comparable companies and the dislocation in the capital markets that has increased interest rate spreads and the resulting discount rates reflected in EFH Corp.’s fair value estimates.

Impairment of Natural Gas-Fueled Generation Units

EFH Corp. also expects that its fourth quarter 2008 results will include a non-cash impairment charge of approximately $200 million ($130 million after tax) related to TCEH’s natural gas-fueled generation fleet. This impairment was triggered by a determination that based upon current and forecasted market conditions, it was more likely than not that certain natural gas-fueled generation units would be retired or mothballed (idled) earlier than previously expected. The natural gas-fueled generation units are generally operated to meet peak demands for electricity, and the fleet is tested for impairment as an asset group.

Consistent with the impairment determination, in February 2009, TCEH notified ERCOT of its plans to retire 11 of these natural gas-fueled units, totaling 2,341 MW of capacity, in May 2009, and mothball (idle) an additional four units, totaling 1,675 MW of capacity, in September 2009. ERCOT has 90 days from the date of TCEH’s notification to request additional information or provide feedback on TCEH’s proposed changes to the operation of these units.

Impact of Impairments on Debt Covenants, Counterparty Trading Agreements and Liquidity

The non-cash impairments discussed above will not cause EFH Corp., TCEH or Oncor to be in default under any of their respective debt covenants, will not have any impact on counterparty trading agreements, and will not have any material impact on EFH Corp.’s liquidity.

* * * * *

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in EFH Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and EFH Corp.’s Quarterly Report of Form 10-Q for the quarterly period ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. EFH Corp. undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ STANLEY J. SZLAUDERBACH
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: February 23, 2009